EXHIBIT 21

List of Subsidiaries:

MariMed Advisors Inc. (formed in Massachusetts)

Mia Development LLC (formed in Massachusetts)

Mari Holdings IL LLC (formed in Massachusetts)

Mari Holdings MD LLC (formed in Massachusetts)

Mari Holdings NV LLC (formed in Massachusetts)

Hartwell Realty Holdings LLC (formed in Massachusetts)